Weyco Reports Third Quarter Sales And Earnings

MILWAUKEE, Nov. 4, 2014 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter ended September 30, 2014.

Net sales for the third quarter of 2014 were $87.4 million, an increase of 5% from 2013 net sales of $83.1 million. Earnings from operations increased 5% to $9.0 million in the third quarter of 2014, compared to $8.6 million in 2013. Net earnings attributable to the Company were $5.5 million in the third quarter of 2014, up 2% from $5.4 million in 2013. Diluted earnings per share increased to $0.51 per share in the third quarter of 2014, from $0.50 per share in the third quarter of 2013.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $68.0 million for the third quarter of 2014, up 5% as compared to $64.8 million in 2013. Within the wholesale segment, net sales of our BOGS brand increased by 37% for the quarter, driven by higher sales volumes across all major distribution channels. Stacy Adams net sales were up 10% for the quarter, with strong sales in the modern dress shoe category. Nunn Bush and Florsheim net sales were down 12% and 9%, respectively, for the quarter. The decline at Nunn Bush was primarily due to lower sales with department stores. Florsheim net sales were down due to lower sales volumes with department stores and independent retailers. Wholesale gross earnings were 31.7% of net sales in the third quarter of 2014, compared to 32.6% in the third quarter of 2013. The decrease in gross margins was driven by the impact of significantly lower margins in our Canadian business, caused by the weaker Canadian dollar relative to the U.S. dollar in the third quarter of 2014, as compared to last year's third quarter. Earnings from operations for the wholesale segment were $7.4 million in the third quarter of 2014, up 5% as compared to $7.1 million in the same period last year. This increase was primarily due to higher net sales.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its internet business in the United States, were $5.4 million in the third quarter of 2014, up 2% as compared to $5.2 million in 2013. Same store sales were up 6% for the quarter. There were two fewer domestic retail stores during the third quarter of 2014 than there were in last year's third quarter. Earnings from operations for the retail segment were $638,000 in the third quarter of 2014, up 25% as compared to $512,000 in 2013. This increase was due to the benefit of closing underperforming stores and improved performance at both brick and mortar stores and the Company's U.S. internet business.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $14.0 million in the third quarter of 2014, up 7% as compared to $13.1 million in 2013. The majority of other net sales were generated by Florsheim Australia. Florsheim Australia's net sales were up 9% for the quarter. This increase was due to higher sales in both its retail businesses, where sales were up 4% (same store sales up 1%), and its wholesale businesses, where sales were up 18%. Florsheim Australia's wholesale businesses were up this quarter, driven by a significant increase in the Asian market and a smaller increase in the Australian market. Earnings from operations of these businesses were $936,000 in the third quarter of 2014, down 6% as compared to $1.0 million in the same period last year. This decrease was primarily due to lower wholesale gross margins and higher retail selling and administrative expenses at Florsheim Australia.

"We are excited about the growth of our BOGS brand in both the U.S. and Canada, however, our legacy brands continue to face a tepid retail environment and challenges with a few key retailers," stated Thomas W. Florsheim, Jr. the Company's Chairman and CEO. "We feel the business with our legacy brands has now stabilized and we anticipate rounding out the year with another strong quarter for BOGS."

On November 3, 2014, the Company's Board of Directors declared a cash dividend of $0.19 per share to all shareholders of record on December 9, 2014, payable January 2, 2015.

Conference Call Details:

Weyco Group will host a conference call on November 5, 2014, at 11:00 a.m. Eastern Time to discuss the third quarter financial results in more detail. To participate in the call, please dial 888-713-4214 or 617-213-4866, referencing passcode 80494297, five minutes before the start of the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: http://www.media-server.com/m/p/6fzfq5qb. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands, except per share amounts)

Net sales	$ 87,425	$ 83,108	$ 225,217	$ 221,739
Cost of sales	55,004	51,529	141,215	137,763
Gross earnings	32,421	31,579	84,002	83,976

Selling and administrative expenses	23,402	22,993	66,726	67,022
Earnings from operations	9,019	8,586	17,276	16,954

Interest income	297	346	892	1,144
Interest expense	(52)	(75)	(123)	(314)
Other expense, net	(221)	(123)	(261)	(750)

Earnings before provision for income taxes	9,043	8,734	17,784	17,034

Provision for income taxes	3,498	3,133	6,488	6,043

Net earnings	5,545	5,601	11,296	10,991

Net earnings attributable to noncontrolling interest	27	209	366	194

Net earnings attributable to Weyco Group, Inc.	$ 5,518	$ 5,392	$ 10,930	$ 10,797

Weighted average shares outstanding
Basic	10,775	10,786	10,810	10,770
Diluted	10,870	10,873	10,902	10,840

Earnings per share
Basic	$ 0.51	$ 0.50	$ 1.01	$ 1.00
Diluted	$ 0.51	$ 0.50	$ 1.00	$ 1.00

Cash dividends declared (per share)	$ 0.19	$ 0.18	$ 0.56	$ 0.36

Comprehensive income	$ 4,226	$ 6,340	$ 10,823	$ 10,204

Comprehensive (loss) income attributable to noncontrolling interest	(342)	268	235	(412)

Comprehensive income attributable to Weyco Group, Inc.	$ 4,568	$ 6,072	$ 10,588	$ 10,616

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2014	2013
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 11,728	$ 15,969
Marketable securities, at amortized cost	4,119	5,196
Accounts receivable, net	63,016	48,530
Accrued income tax receivable	22	1,055
Inventories	64,154	63,196
Prepaid expenses and other current assets	4,834	6,136
Total current assets	147,873	140,082

Marketable securities, at amortized cost	26,523	25,024
Property, plant and equipment, net	34,062	35,112
Goodwill	11,112	11,112
Trademarks	34,748	34,748
Other assets	21,340	21,455
Total assets	$ 275,658	$ 267,533

LIABILITIES AND EQUITY:
Short-term borrowings	$ 24,287	$ 12,000
Accounts payable	8,359	13,956
Dividend payable	-	1,949
Accrued liabilities	11,152	10,902
Deferred income tax liabilities	1,171	849
Total current liabilities	44,969	39,656

Deferred income tax liabilities	1,834	1,993
Long-term pension liability	21,468	21,901
Other long-term liabilities	7,488	6,991

Equity:
Common stock	10,806	10,876
Capital in excess of par value	34,003	31,729
Reinvested earnings	157,989	156,983
Accumulated other comprehensive loss	(9,764)	(9,422)
Total Weyco Group, Inc. equity	193,034	190,166
Noncontrolling interest	6,865	6,826
Total equity	199,899	196,992
Total liabilities and equity	$ 275,658	$ 267,533

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2014	2013
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 11,296	$ 10,991
Adjustments to reconcile net earnings to net cash (used for)
provided by operating activities -
Depreciation	2,775	2,967
Amortization	263	280
Bad debt expense	195	121
Deferred income taxes	(47)	(945)
Net foreign currency transaction losses	174	425
Stock-based compensation	1,046	948
Pension contribution	(1,300)	(1,282)
Pension expense	1,659	2,766
Other-than-temporary investment impairment	-	200
Increase in cash surrender value of life insurance	(250)	(250)
Changes in operating assets and liabilities -
Accounts receivable	(14,702)	(13,267)
Inventories	(1,039)	12,648
Prepaid expenses and other assets	1,556	3,303
Accounts payable	(5,594)	(4,451)
Accrued liabilities and other	(418)	(2,144)
Accrued income taxes	1,010	1,563
Net cash (used for) provided by operating activities	(3,376)	13,873

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(7,427)	(22)
Proceeds from maturities of marketable securities	7,001	9,833
Life insurance premiums paid	(155)	(155)
Investment in real estate	-	(3,206)
Purchase of property, plant and equipment	(1,908)	(1,912)
Net cash (used for) provided by investing activities	(2,489)	4,538

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(7,999)	(3,881)
Shares purchased and retired	(3,996)	(4,623)
Proceeds from stock options exercised	1,226	3,558
Payment of contingent consideration	-	(1,270)
Proceeds from bank borrowings	70,757	11,000
Repayments of bank borrowings	(58,470)	(31,000)
Income tax benefits from stock-based compensation	85	514
Net cash provided by (used for) financing activities	1,603	(25,702)

Effect of exchange rate changes on cash and cash equivalents	21	(247)

Net decrease in cash and cash equivalents	$ (4,241)	$ (7,538)

CASH AND CASH EQUIVALENTS at beginning of period	15,969	17,288

CASH AND CASH EQUIVALENTS at end of period	$ 11,728	$ 9,750

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 5,501	$ 4,784
Interest paid	$ 84	$ 266

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880